Memorandum of Association The Companies Act 1981 Section 7(1) and (2) Liberty Global Ltd. (202201590) Filing Date 27)u12022 14:O2:45 General details Type of company Company Name Entity type Objects and prov¡sions Exempted Liberty Global Ltd. Company Limited By Shares The objects for which the Company is formed and incorporated are unrestr¡cted only Provisions regarding the powers of the Company Su bscribers Subscriber 1 Yes The Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and - (i) pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed; (ii) pursuant to Section 424 of the Act, the Company shall have the power to purchase its own shares for cancellation; and (iii) pursuant to Section 428 of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares. Name Dawn C. GRIFFITHS Exhibit 3.2 Address Nationality Has Bermudian status Number of shares Subscriber 2 Name Address Nationality Has Bermudian status Number of shares Subscriber 3 Name Address Nationality Has Bermudian status Number of shares Shareholdings Currency Authorised share capital Declarat¡ons The liability of the members of the Company Clarendon House,2 Church Street, Hamilton, Pembroke, HM 11, Bermuda United Kingdom Yes 1 Christopher G. GARROD Clarendon House, 2 Church Street, Hamilton, Pembroke, HM 11, Bermuda United Kingdom Yes 1 Rovonne SAMPSON Clarendon House, 2 Church Street, Hamilton, Pembroke, HM 11, Bermuda United Kingdom Yes 1 BMD - Bermuda Dollar 1.00 Yes is limited to the amount (if any) for the time being unpaid on the shares respectively held by them. The subscribers listed in this application respectively agreed to take such number of shares of the Company as may be allotted to them respectively by the provisional directors of the Company, not exceeding the number of shares for which they have respectively su bscri bed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to them respectively. Submitted By Filing Documents ' Memorandum of Association D eta i ls of Cl a sses Sha res. pdfzz -Jul-2022 1 4:04:05 Yes CONYERS CORPORATE SERVICES (BERMUDA) LIMITED KAREN O'CONNOR BERMUDA, CLARENDON HOUSE,2 CHURCH STREET, HAMILTON, PEMBROKE, HM11